Exhibit 99.01

CONSENT OF THE LION FUND II, L.P.

Board of Directors
Biglari Holdings Inc.
19100 Ridgewood Parkway, Suite 1200
San Antonio, TX 78259

Members of the Board:

We hereby consent to the use by Biglari Holdings Inc. of the audited financial statements of The Lion Fund II, L.P. as of and for the periods ended December 31, 2022, 2021 and 2020 appearing in the Form 10-K/A for the fiscal year ended December 31, 2022 filed by Biglari Holdings Inc. with the Securities and Exchange Commission and any amendment thereto.

The Lion Fund II, L.P.
By:	Biglari Capital Corp., its general partner
By:	/s/ Sardar Biglari
Name: Sardar Biglari
Title: Chairman and Chief Executive Officer
March 31, 2023